                                                                                                                          EXHIBIT 12

                                                   THE BEAR STEARNS COMPANIES INC.
                                    STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                   (In thousands, except for ratio)


                            (Unaudited)         (Unaudited)
                            Nine-Months         Nine-Months         Five-Months       Fiscal Year      Fiscal Year      Fiscal Year
                               Ended               Ended               Ended             Ended            Ended           Ended
                          August 25, 2000     August 27, 1999    November 26, 1999   June 30, 1999    June 30, 1998    June 30, 1997
                         -----------------   -----------------   -----------------   --------------   --------------   -------------
Earnings before taxes
  on income              $       889,205     $       998,076       $    453,592      $  1,064,108     $ 1,063,492      $ 1,013,690
                         -----------------   -----------------     --------------    --------------   -------------    -------------
Add: Fixed Charges
       Interest                3,508,872           2,416,272          1,531,787         3,379,914       3,638,513        2,551,364
       Interest factor
         in rents                 23,846              23,462             12,783            31,363          30,130           26,516
                         -----------------   -----------------     --------------    --------------   -------------    -------------
  Total fixed charges          3,532,718           2,439,734          1,544,570         3,411,277        3,668,643       2,577,880
                         -----------------   -----------------     --------------    --------------   -------------    -------------
Earnings before fixed
  charges and taxes on
  income                 $     4,421,923     $     3,437,810       $  1,998,162      $  4,475,385     $  4,732,135     $ 3,591,570
                         =================   =================     ==============    ==============   =============    =============
Ratio of earnings to
  fixed charges                        1.3                 1.4                1.3               1.3             1.3              1.4
                         =================   =================     ==============    ==============   =============    =============




                         THE BEAR STEARNS COMPANIES INC.
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In thousands, except for ratio)
                                   (Continued)


                                Fiscal Year       Fiscal Year
                                  Ended             Ended
                               June 30, 1996     June 30, 1995
                               -------------     -------------

Earnings before taxes
  on income                    $   834,926       $   388,082
                               -------------     -------------
Add: Fixed Charges
       Interest                  1,981,171         1,678,515
       Interest factor
         in rents                   25,672            24,594
                               -------------     -------------
  Total fixed charges            2,006,843         1,703,109
                               -------------     -------------
Earnings before fixed
  charges and taxes on
  income                       $ 2,841,769       $ 2,091,191
                               =============     =============
Ratio of earnings to
  fixed charges                          1.4               1.2
                               =============     =============


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